April 30, 1998


Kristen Rogers
81 Lyon Plains Road
Weston, CT  06883

Dear Kris:

It is with great pleasure that I extend an offer to you for the position of Senior Vice President/General Manger U.S. Distribution Business of Merisel Americas, Inc. The compensation for this position consists of an annual salary of $250,000 with annual performance and salary reviews. In addition, you are eligible to participate in Merisel's 1998 Management Incentive Plan with a target annual incentive of 50% of your base salary, or $125,000, to be paid in accordance with the guidelines of Merisel's 1998 Management Incentive Plan. The current split would be 25% based on the net income of Merisel, Inc. relative to the Board-approved Operating Plan and 75% based on the performance of the U.S. business relative to the Board-approved Operating Plan. A copy of Merisel's 1998 Management Incentive Plan is included with this letter. This offer is contingent upon successful completion of Merisel's background check and drug screening. A tentative start date is set for May 11, 1998. This offer expires on May 18, 1998.

I will also recommend to the Compensation Committee of the Board of Directors at their next scheduled meeting that you participate in the Merisel 1997 Stock Award and Incentive Plan with an initial grant of options for 150,000 shares of common stock of Merisel, Inc. The exercise price of the options will be the market price on the day that the Compensation Committee approves the option grant. Under the current policy your options will vest over four years at the rate of 25% each year. Further details will be set forth in the Stock Option Agreement.

Merisel is also prepared to make a housing loan to you of $150,000, of which the principle and interest will be forgiven based on the number of years you have been employed from your start date in 1998 as follows:
                  Years Employed            Percentage of Loan Forgiven
                  --------------            ---------------------------
                             1                                     0%
                             2                                    25%
                             3                                    25%
                             4                                    25%
                             5                                    25%
In addition, the principle and interest amount of the loan will be forgiven in its entirety if your employment is terminated in circumstances following a change of control or other events, as specifically set forth in a Change of Control Agreement. The interest rate on the loan will be at 7.5% per annum payable quarterly.

Merisel is prepared to offer you the standard relocation package with the following exceptions:

       - Commissions for selling your house in Connecticut (up to 6%) will be reimbursed separately. - Mortgage points for buying a house in California (up to a maximum of 1 point) will be reimbursed separately. - Temporary housing and travel expenses to be paid by Merisel for up to 120 days.
         Trips for your husband and son are covered by the relocation policy.

The taxable amount of the relocation will be subject to a one-time gross up. The relocation agreement will be forwarded to you under separate cover.

The company intents to enter into a Change of Control Agreement with you, a copy of which is enclosed.

In addition to your salary, Merisel offers a comprehensive associate benefit program. These benefits include medical, dental, life insurance, long term disability and a 401(k) salary deferral program. Details of the benefit program will be discussed with you at orientation on your first day of employment. Human Resources is currently investigating opportunities to include in our benefits program an executive disability program.

It is our policy to have all new associates sign an Employee Confidentiality Agreement which will be provided for you on your first day of employment. Also, in order to comply with the Immigration Reform and Control Act of 1986, you will need to provide proof of citizenship or right to work in the United States on your first day of employment. Please contact me if you need clarification on the necessary documents.

Although we hope that the employment relationship will be mutually satisfactory, it must be remembered that your employment with Merisel is at will. This means that your employment is for no specific period of time for you or Merisel. Accordingly, either you or Merisel can terminate the employment relationship at any time, with or without cause, and with or without prior warning. By signing this letter, you acknowledge that you understand and agree that no facts or circumstances arising out of your employment, including length of employment or any conduct by Merisel, including any express or implied agreements, can alter the at will employment relationship unless specifically set forth in writing and signed by you and the Chief Executive Officer of Merisel.

This letter sets forth, fully, all understandings and agreements between you and Merisel regarding your employment. Please acknowledge your acceptance of our offer by signing and dating this letter and returning it to me. A copy is included for your records.

Kris, we look forward to you joining the team. I believe you can greatly contribute to the company and the continued growth of Merisel.

Congratulations on your new assignment!

Sincerely,


/s/ James E. Illson
------------------------------------------
James E. Illson
Executive Vice President - Operations and Finance
Merisel, Inc.


/s/ Kristen Rogers
------------------------------------------
Kristen Rogers

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Date      5/1/98